Exhibit 99.1

Please Contact:
Paul M. Meurer
Executive Vice President,
Chief Financial Officer & Treasurer
(760) 741-2111, ext. 1109

REALTY INCOME TO ACQUIRE $269 MILLION OF DIAGEO CHATEAU & ESTATE WINES
PROPERTIES IN SALE-LEASEBACK TRANSACTION
Updates 2010 Acquisitions Outlook and Initiates 2011 Earnings Guidance

ESCONDIDO, CALIFORNIA, June 24, 2010….Realty Income Corporation (Realty Income), the Monthly Dividend Company®, (NYSE: O), announced today that it has signed a definitive purchase agreement to acquire approximately $269 million of winery and vineyard properties under long-term, triple-net lease agreements.

Realty Income will acquire the properties subject to 20-year, triple-net, lease agreements with Diageo Chateau & Estate Wines and guaranteed by Diageo Plc (NYSE ADR: DEO), the world’s leading premium drinks company. The company produces and distributes more than 65 consumer brands in 180 markets worldwide and carries investment grade corporate debt ratings from Fitch Ratings (A-), Moody’s Investors Service (A3) and Standard & Poor’s Ratings Group (A-). Diageo’s shares are listed on the London and New York Stock Exchanges.

The properties to be acquired are located throughout the Napa Valley in Napa County, California, the United States premier wine producing region. The properties are comprised of approximately 2,000 acres of vineyard properties as well as the winery, production, retail and visitor center buildings of both the Sterling Vineyards winery and the Beaulieu Vineyards (BV) winery with combined leasable space of approximately 400,000 square feet. Diageo Chateau & Estate Wines will continue to manage and operate the properties and will retain ownership and marketing of their wine brands under this transaction. The vineyards being acquired in the transaction have been in production for between 25 to 100 years, and the premium grapes grown and processed on the properties are used for several of Diageo’s most highly regarded wine brands. The majority of the properties to be acquired are expected to close during the second quarter of 2010, and it is anticipated that Diageo will become Realty Income’s second largest tenant, producing approximately 5.7% of the Company’s revenue. Additional information concerning Diageo is available at www.diageo.com.

Commenting on this transaction, Tom A. Lewis, Chief Executive Officer stated, “We are very pleased to enter into this long-term, sale-leaseback transaction with Diageo, by acquiring these properties in the heart of the Napa Valley in California. We believe the operating expertise and investment grade credit strength of the world’s leading premium drinks company will make this an excellent investment for our shareholders for many years to come. In addition, this immediately accretive acquisition will further diversify our property portfolio by introducing the wine and spirits industry into our holdings and will provide us with increased lease revenue from which to pay monthly dividends.”

2010 Acquisition Outlook
Realty Income further disclosed that it anticipates real estate portfolio acquisitions should range between $300 million and $400 million during 2010, assuming the transaction closes as anticipated. The Company had previously announced estimated acquisition volume of $100 to $250 million for the year. Realty Income also anticipates that, during 2010, the Company’s initial average contractual lease yield on its total investments should range between 8.0% and 8.5%, and that the long-term, net-lease agreements for the properties should continue to have initial average lease lengths of 15 to 25 years.

Earnings Commentary
Realty Income also adjusted its FFO guidance for 2010 to include the impact of current operations, 2010 acquisitions, and any resulting capital markets activity the Company may undertake, and also initiated 2011 FFO guidance. The Company estimates that 2010 FFO per share should range from $1.84 to $1.86 per share, an increase of 0% to 1.1% over the 2009 FFO per share of $1.84. The Company estimates that 2011 FFO per share should range between $1.96 to $2.00 per share, or an increase of 5.4% to 8.7% in annual FFO growth, compared to its 2010 estimate of $1.84 to $1.86. FFO for 2010 is based on an estimated net income per share range of $0.98 to $1.00 plus estimated real estate depreciation of $0.90 and reduced by potential gains on sales of investment properties of $0.04 per share (in accordance with NAREIT’s definition of FFO). FFO for 2011 is based on an estimated net income per share range of $1.11 to $1.15 plus estimated real estate depreciation of $0.89 and reduced by potential gains on sales of investment properties of $0.04 per share.

About the Company
Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date, the Company has declared 480 consecutive monthly dividend payments throughout its 41-year operating history and increased the dividend 58 times since Realty Income’s listing on the New York Stock Exchange in 1994. The monthly income is supported by the cash flow from more than 2,300 properties located in 48 states owned under long-term lease agreements with leading regional and national chains and other corporate entities. The Company is an active buyer of commercial properties nationwide.

Consistent with Realty Income’s disclosure policy, the Company does not disclose the lease rate on an individual tenant transaction. Lease rates, terms, and conditions are competitive in nature and are a major component of the Company’s new business development program. The Company believes the disclosure of individual rate negotiations would be damaging to its competitive position and its ability to complete new property acquisitions. As in the past, Realty Income will announce its blended lease rate and lease terms, on a cumulative basis, in the Company’s quarterly press release on operations.

Forward-Looking Statements
Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the Company is a party, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Note to Editors:
Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or through the Internet at http://www.realtyincome.com.